Exhibit 10.16

[Letterhead & Logo
469 McLaws Circle
Williamsburg, Virginia  23606
804-564-1700
FAX: 804-564-1714]

MORGAN PRODUCTS LTD.


TO:                         DATE:  October 4, 1995

FROM:    Dennis Hood

SUBJECT:


On September 13, 1995, the Board of Directors approved certain modifications/clarifications to the Morgan Products Ltd. Change-in-Control Severance Policy which apply to you. Attached is the updated and revised policy document which supersedes and replaces that document provided you in December of 1992.

Please acknowledge receipt of this policy by signing this letter below and returning a copy for our records.




Dennis C. Hood
Senior Vice President
Human Resources & Administration


Received and Acknowledged



______________________________









                                CHANGE-IN-CONTROL
                                SEVERANCE POLICY
                              Morgan Products Ltd.

                                  December 1992

                            (Amended September 1995)



































                                                      For:


                              MORGAN PRODUCTS LTD.
                                CHANGE-IN-CONTROL
                                SEVERANCE POLICY

         The Board of Directors of Morgan Products Ltd. ("Morgan" or the "Company") has adopted a special policy providing for severance payments to certain Covered Executives in the event their service is severed as the result of an Acquisition of Morgan. You have been selected to be a Covered Executive in the program. Because of its unusual nature, you are requested to keep this matter extremely confidential. Only those listed above have been selected to participate, and the program should not be discussed with others. For purposes of this policy, an "Acquisition" is defined as follows:

         The occurrence of (i) any transaction or series of transactions which within a 12-month period constitute a change of management or control, which shall be deemed to have occurred whenever (A) at least thirty-five percent (35%) of the then outstanding shares of Common Stock of the Company are (for cash, property (including, without limitation, stock in any corporation), or indebtedness, or any combination thereof) redeemed by the Company or purchased by any person(s), firm(s) or entity(ies), or exchanged for shares in any other corporation whether or not affiliated with the Company, or any combination of such redemption, purchase or exchange, or (B) at least fifty-one percent (51%) of the Company's assets are acquired by any person(s), firm(s) or entity(ies) whether or not affiliated with the Company for cash, property (including, without limitation, stock in any corporation) or indebtedness or any combination thereof, or
         (C) during any period of two (2) consecutive years (not including any period prior to the execution of this severance policy), individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof, or (D) the Company is merged or consolidated with another corporation regardless of whether the company is the survivor, or (ii) any substantial equivalent of any such redemption, purchase, exchange, transaction or series of transactions, acquisition, merger or consolidation, which the Board of Directors reasonably determines constitutes such a change of management or control. For purposes of the foregoing definition the term "control" shall have the meaning ascribed thereto under the Securities Exchange Act of 1934, as amended, and the regulations thereunder, and the term management shall mean both the chief executive officer and the chief operating officer of the Company.

         The Company's severance policy for Covered Executives in the event of an Acquisition (as defined above) shall be as follows:

         Subject to the terms of this severance policy, in the event that a Covered Executive's employment is terminated within thirty (30) months following an Acquisition, the Executive will be paid a severance benefit equal to his monthly base salary rate then in effect, multiplied by thirty (30). In addition, the Covered Executive shall be paid a severance benefit equal to his three-year average bonus award (determined as the average annual bonus earned in the three full fiscal years prior to the fiscal year in which employment termination occurs), multiplied by 2.5. Such payment shall be made to the Covered Executive in cash, in one lump sum, within sixty (60) days following the effective date of a termination.

         Regardless of any other provision herein, or any other plan or policy providing for compensation and/or benefits following a Change in Control, the limitations set forth in Appendix A attached hereto shall apply.

         For purposes of this severance policy, an employment "termination" shall include any of the following which results in the Covered Executive resigning his or her employment within such thirty (30) months period: (i) any reduction in the Covered Executive's annual rate of salary below the amount in effect immediately prior to the Acquisition, or any significant reduction in the Executive's benefits package; (ii) any assignment of new duties that requires the Covered Executive to relocate his or her domicile; and (iii) any significant reduction or diminution in the duties, responsibilities, or position of the Covered Executive from that in effect immediately prior to the Acquisition, other than a change that results directly from a change in the organization or form of entity of the Company.

         In addition to the payments of base salary, any unpaid vacation for the fiscal year, including that portion of vacation to which the Covered Executive would have been entitled had he been employed for the entire fiscal year in which employment termination occurs as well as any unused vacation not taken in the prior fiscal year, will be paid in cash at the date of termination. The full fringe benefit program of the Covered Executive will be continued for the thirty (30) month period after termination, except that: (1) group medical benefits will continue beyond the time at which the Covered Executive becomes gainfully employed by and covered under the group insurance program of another firm only to the extent of preexisting conditions not covered by the successor employer's group medical program and only for such thirty (30) month period, and
(2) salary continuation insurance, under terms of the Company's insurance policy, will terminate on the last day a Covered Executive shall work.

         In addition, those Covered Executives who are eligible for participation in the Executive Performance Incentive Plan of the Company will receive certain bonus payments under said plan in the event of an Acquisition under the following circumstances; if in connection with or following any Acquisition the covered Executive is terminated, the Covered Executive shall receive payment for a full year's bonus at least at the level set as standard by the Company for the Executive in the year in which the employment termination occurs (whether or not the target is actually achieved), without any proration for the period of the Covered Executive's full-time services.

         The salary, bonus, vacation, and fringe benefit payments are dependent on the Covered Executive staying with the Company until released. The Company will seek to accommodate any special needs with regard to termination dates, but in any event, the decision of the Board of Directors will be final.

         Each Covered Executive shall be entitled to obtain outplacement assistance of his or her choice following a qualifying termination, and shall be reimbursed for the full cost of such outplacement assistance; provided, however, that the maximum cost which shall be reimbursed by the Company is fifteen percent (15%) of the Covered Executive's base salary; and, provided further, that such obligation by the Company to reimburse such costs shall terminate on the second anniversary of the effective date of termination. Covered Executives shall be required to submit fee vouchers corresponding to the outplacement assistance, and, subject to the preceding sentence, shall be reimbursed in cash for each qualifying voucher, within forty-five (45) days following the submission of the voucher to the Company.

         To the extent permitted by law, the Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by a Covered Executive as a result of the Company's refusal to provide severance benefits to which the Covered Executive becomes entitled under this severance policy, or as a result of the Company's contesting the validity, enforceability, or interpretation of this severance policy, or as a result of any conflict between the parties pertaining to this severance policy.

           Without the prior written consent of the Company, during the term of this severance policy, and for a period of twenty-four (24) calendar months thereafter, the Covered Executive shall not, directly or indirectly:

    (a) Use, attempt to use, disclose, or otherwise make known to any person or entity (other than the Board of Directors of the Company or otherwise in the course of the business of the Company and its affiliates):

          (i) Any knowledge or information, including without limitation, lists of customers or suppliers, trade secrets, know-how, inventions, discoveries, and processes, as well as any data and records pertaining thereto, which he may acquire in the course of his employment; or

          (ii) Any knowledge or information of a confidential nature (including all unpublished matters) relating to, without limitation, the business, properties, accounting, books and records, trade secrets, or memoranda of the Company or its affiliates.

    (b) Engage or become interested (whether as an owner, general partner, officer, employee, consultant, or otherwise) in the business of selling, leasing, manufacturing, designing, or otherwise producing or distributing products or systems, or any other business or businesses then conducted by the Company or its subsidiaries in the United States of America, except that nothing in this subparagraph shall be deemed to prohibit the acquisition or holding of not more than two percent (2%) of the shares or other securities of a publicly owned corporation if such securities are regularly traded on a national securities exchange or over the counter.

    (c) Employ, retain, or arrange to have any other person, firm, or other entity employ, retain, or otherwise participate in the employment or retention of any person who is an employee or consultant of the company or its affiliates.

    (d) As used in this severance policy, the term "affiliate" shall mean any corporation, partnership, or business enterprise owned or controlled by the Company or by a corporation which, directly or indirectly, owns or controls the Company.

    This severance policy is intended to provide benefits to the Covered Executives that may be greater, with respect to certain benefits, than benefits presently provided for in employment agreements between the Company and one or more of such Covered Executives. To the extent that any particular benefit provided for in this severance policy exceeds any benefits in any such employment agreement, the provisions of this severance policy shall govern and control the Company's obligations to the extent of such excess only. To the extent that any benefits in any such employment agreement are greater than those provided in this policy with respect to particular items, then the Covered Executive shall receive no benefits under this policy with respect to such items and shall receive only said greater benefits payable under the employment agreement.

    In the event of an Acquisition, uncertainties can be created for everyone. It is the Board's desire to let you focus on your management responsibilities in such a situation. Therefore, this policy has been designed to provide you with additional personal financial security in the event that any new owners of the Company should decide your service is no longer required. we do not expect severances to occur in such a situation, but appropriate transition payments have been provided for on the off chance they do occur.


Appendix A

Limitation on Termination Payment

Notwithstanding any other provision of this severance policy, if any portion of the severance benefits or any other payment under this severance policy, or under any other agreement with or plan of the Company (in the aggregate "Total Payments") would constitute an "excess parachute payment," then the payments to be made to the Covered Executive under this severance policy shall be reduced such that the value of the aggregate Total Payments that the Covered Executive is entitled to receive shall be one dollar ($l) less than the maximum amount which the Covered Executive may receive without becoming subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code"), or which the Company may pay without loss of deduction under Section 28OG(a) of the Code.

However, the payments to be made to the Covered Executive under this severance policy shall be reduced if and only if so reducing the payments results in the Covered Executive receiving a greater net benefit than he would have received had a reduction not occurred and an excise tax been paid pursuant to Code
Section 4999.

For purposes of this severance policy, the terms "excess parachute payment" and "parachute payments" shall have the meanings assigned to them in Section 28OG of the Code, and such "parachute payments" shall be valued as provided therein.

Procedure for Establishing Limitation an Termination Payment

Within sixty (60) days following delivery of the notice of termination or notice by the Company to the Covered Executive of its belief that there is a payment or benefit due to the Covered Executive which will result in an "excess parachute payment" as defined in Section 28OG of the Code, the Covered Executive and the Company, at the Company's expense, shall obtain the opinion of such legal counsel, which need not be unqualified, as the Covered Executive may choose, which sets forth: (i) the amount of the Covered Executive's "annualized includible compensation for the base period" (as defined in Code Section 28OG(d)(1)); (ii) the present value of the Total Payments; and (iii) the amount and present value of any "excess parachute payment." The opinion of such legal counsel shall be supported by the opinion of a certified public accounting firm and, if necessary, a firm of recognized executive compensation consultants.
Such opinion shall be binding upon the Company and the Covered Executive.

In the event that such opinion determines that there would be an "excess parachute payment," the severance benefits hereunder or any other payment determined by such counsel to be includible in Total Payments shall be reduced
or eliminated as specified by the      A-1
Covered Executive in writing delivered to the Company within thirty (30) days of his receipt of such opinion, or, if the Covered Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the basis of calculations set forth in such opinion, there will be no "excess parachute payment."

The calculations, notices, and opinion provided for herein shall be based upon the conclusive presumption that; (i) the compensation and benefits provided for herein; and (ii) any other compensation earned prior to the effective date of termination by the Covered Executive pursuant to the Company's compensation programs (if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the Change in Control), are reasonable.

Subsequent Imposition of Excise Tax

If, notwithstanding compliance with the provisions herein, it is ultimately determined by a court or pursuant to a final determination by the Internal Revenue Service that any portion of the Total Payments is considered to be a "parachute payment," subject to excise tax under Section 4999 of the Code, which was not contemplated to be a "parachute payment" at the time of payment (so as to accurately determine whether a limitation should have been applied to the Total Payments to maximize the net benefit to the Covered Executive), the Covered Executive shall be entitled to receive a lump sum cash payment sufficient to place the Covered Executive in the same net after-tax position, computed by using the "Special Tax Rate" as such term is defined below, that the Covered Executive would have been in had such payment not been subject to such excise tax, and had the Covered Executive not incurred any interest charges or penalties with respect to the imposition of such excise tax. For purposes of this severance policy, the "Special Tax Rate" shall be the highest effective Federal and state marginal tax rates applicable to the Covered Executive in the year in which the payment contemplated under this severance policy is made.

                                       A-2